SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934



Date of Report
(Date of earliest event reported) - February 28, 1994


                           HUBCO, INC.
       (Exact Name of Registrant as Specified in Charter)


                           NEW JERSEY
         (State or Other Jurisdiction of Incorporation)

          1-8660                        22-2405746
(Commission File Number)      (IRS Employer Identification No.)

      3100 Bergenline Avenue, Union City, New Jersey  07087
            (Address of Principal Executive Offices)

                         (201) 348-2300
                 (Registrant's Telephone Number)

Item 5 - Other Events

      On February 28, 1994, HUBCO, Inc. ("HUBCO") and Statewide Savings Bank, S.L.A. ("Statewide"), announced that they have received the approval of the State of New Jersey Department of Banking for the stock conversion of Statewide and its acquisition by HUBCO. The parties also announced that they have entered into an agreement to extend the date at which either party may terminate the acquisition agreement to June 30, 1994, from March 31, 1994, in order to accommodate a delay in the review of the transaction by the Federal Deposit Insurance Corporation (the "FDIC").
     HUBCO and Statewide previously announced that they had entered into an acquisition agreement pursuant to which HUBCO would acquire Statewide in a merger conversion. As part of the merger conversion, Statewide depositors would be offered the right to buy stock in HUBCO. HUBCO stock will be offered first to depositors of Statewide, then to HUBCO's shareholders and finally in a community offering, if necessary. HUBCO is required to sell an amount of stock equal to Statewide's pro forma appraised value, which is currently estimated to be $35 million. The price of the stock to Statewide's depositors and HUBCO's shareholders is expected to be $18.00 per share, a discount from the current market price of HUBCO stock.
     Consummation of the merger conversion transaction is subject to the receipt of all necessary regulatory approvals and the approval of the depositors of Statewide at a meeting of its members.
     On February 8, 1994, the FDIC announced a new interim rule governing stock conversions of state-chartered savings banks. The adoption of this new rule has resulted in a delay by the FDIC in its approval process. Because of this delay, the parties agreed to extend the potential termination date of the acquisition agreement to June 30, 1994. The acquisition requires the approval of the Federal Reserve Bank of New York which is also pending.
     HUBCO, Inc., with assets of $1.04 billion, is the bank holding company for Hudson United Bank which presently operates 37 branches in Bergen, Essex, Hudson, Middlesex, Morris and Passaic Counties.
     Statewide, headquartered in Jersey City, New Jersey, is a mutual savings and loan association with $520 million in assets and 13 offices serving Bergen, Hudson and Union Counties.
Item 7 - Exhibits
     (1)  Press release, dated February 28, 1994

                           SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   HUBCO, INC.


Dated: March 3, 1994               By:  Kenneth T. Neilson,
                                        President & Chief Executive
                                        Officer